Exhibit 23.1

We consent to the incorporation by reference in the Registration Statements on Forms S-1 of Valer, Inc. (hereinafter the “Company”) of our report dated January 26, 2011 with respect to the balance sheet as of November 15, 2010, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the period from inception on October 26, 2010 through November 15, 2010 of the Company included in this Registration Statements on Forms S-1 for the period from the date of inception on October 26, 2010 through November 15, 2010.

/s/ SAM KAN & COMPANY
Firm’s Manual Signature
Alameda, CA
City, State
March 28, 2011
Date